Exhibit 99.1

	CONTACT:	David S. Collins
Chief Financial Officer
(630) 845-4500

Tracy H. Krumme
Vice President, Investor Relations
FOR IMMEDIATE RELEASE		(203) 425-9830
FUEL TECH REPORTS SECOND QUARTER 2011 RESULTS
     WARRENVILLE, Ill., August 8, 2011 — Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three and six-month period ended June 30, 2011.
     Revenues for the second quarter totaled $19.0 million, remaining flat versus the comparable prior-year period. Net income for the quarter was $0.4 million, or $0.02 per diluted share, compared to a net loss of $0.3 million, or ($0.01) per diluted share in the prior year.
     Revenues for the six-months ended June 30, 2011 totaled $41.6 million, representing an increase of $5.1 million, or 14% percent from the comparable prior-year period amount of $36.5 million. Net income for the six-month period was $1.8 million, or $0.07 per diluted share, compared with a net loss of $0.1 million in the same year-ago period. Adjusted EBITDA for the six-months ended June 30, 2011 totaled $7.2 million, an increase of $2.7 million, or 60% from the comparable prior-year period amount of $4.5 million.
     The Air Pollution Control technology segment (APC segment) generated second quarter revenues of $9.6 million, up 4%, versus the prior year amount of $9.3 million. The slight increase reflects favorable timing of completion on existing capital project orders for pollution control equipment.
     Gross margin for the APC segment was 46% in the second quarter, compared with 35% in the prior year. The increase reflects a shift in the overall mix of products yielding higher margins. The APC segment recorded revenues of $20.7 million in the first half of 2011, an increase of $3.2
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million, or 18% from the prior year amount of $17.5 million. Segment gross margin for the first half of 2011 stood at 48% versus 35% reported in the prior year.
     Second quarter revenues for the FUEL CHEM® technology segment (FUEL CHEM segment) totaled $9.4 million, down slightly versus the comparable amount of $9.6 million in the prior year. Current-quarter revenues include $8.5 million from coal-fired units, a 3% decline versus a year ago, and $0.9 million from non-coal fired units, a 5% increase versus the year-earlier quarter. Segment gross margin was 43% in the second quarter of 2011 compared to 48% in the prior year. The gross margin in our 2011 second quarter was negatively impacted by $0.4 million attributable to the costs of a FUEL CHEM demonstration in China.
     Revenues for the FUEL CHEM segment for the six-month period totaled $20.9 million, an increase of $1.9 million, or 10% versus the prior year amount of $19.0 million. Our six-month revenues for 2011 include approximately $1.1 million in lower-margin installation work for a specific new customer, while our six-month revenues for 2010 include a $2.0 million risk-share payment with no offsetting costs received in the first quarter. Six-month revenues include $19.1 million from coal-fired units, a 10% increase versus a year ago, and $1.8 million from non-coal fired units, a 13% increase versus the year-earlier period. Segment gross margin decreased to 46% in the first half of 2011 from 51% in the comparable period in 2010. The higher gross margin in 2010 is attributable to the aforementioned risk-share payment. Excluding the risk share payment, our 2010 segment gross margin for the FUEL CHEM segment would have been 46%.
     Selling, general and administrative (SG&A) expenses totaled $8.0 million in the current quarter, which was flat with the prior year. Research and development (R&D) expenses were $0.3 million versus $0.2 million in the year-ago quarter.
     Selling, general and administrative (SG&A) expenses totaled $15.9 million in the first half of 2011, versus $15.5 million in the same year-ago period. Research and development (R&D) expenses were $0.7 million in the first half of the year versus $0.3 million in the year-ago period. The Company has increased its R&D efforts in the pursuit of commercial applications both within and outside of our traditional markets and in the development and analysis of new technologies that could represent incremental business opportunities.
     During the second quarter of 2011, the Company announced contract awards with a value of $11.8 million. After accounting for the conversion of backlog to revenues during this period, the APC segment’s capital projects backlog totaled $15.3 million as of June 30, 2011. Subsequent to June 30, 2011, the Company announced an additional $6.9 million in new pollution control orders, reflecting an increasing trend in this segment’s order activity.
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     Douglas G. Bailey, Chairman, President and Chief Executive Officer, commented, “I am pleased with the year-to-date performance that we demonstrated as we navigated through a sluggish economy, weakness in the power market, and regulatory uncertainty that continued through the second quarter.”
     Mr. Bailey continued, “On the APC front, interest in our pollution control technologies remains strong, both domestically and abroad, and on both a new and retrofit basis. We are particularly pleased with the orders we have received in the People’s Republic of China. In particular, we continue to see strong interest from our ULTRA™ product line. During the second quarter, we received orders for five ULTRA systems from three different major utilities, all of which were repeat business from existing customers. These five systems will be installed on retrofit coal-fired units with equipment deliveries scheduled for later this year. We have now contracted and/or completed ULTRA projects on over 13,000 MW of generating capacity in China, as well as installing over 50 commercial ULTRA systems in the United States, Europe and China. We are pleased to be satisfying this growing interest in our ULTRA technology as worldwide recognition of the need for safer delivery of ammonia reagent to NOx reduction equipment increases.”
     Mr. Bailey continued, “Additional orders received from China in the second quarter of 2011 include NOxOUT® SNCR projects on six units which consist of four new industrial coal-fired boilers and two municipal solid waste combustion units. Additionally, we received an ASCR™ Advanced Selective Catalytic Reduction project from an existing industrial customer. This order marked our third ASCR sale in China, with the other two sales taking place in the first quarter. These ASCR contract awards display our unique capability to integrate technologies ranging from Low NOx Burners, Over-Fire Air to hybrid SNCR/SCR into one system that offers a competitive NOx reduction solution to power plant units of all sizes.”
     Mr. Bailey continued, “As we have consistently stated, we believe the NOx control market in China will increasingly emerge, the result of the country’s Twelfth Five-Year Plan that goes into effect this year. The requirements in the Policy align well with our portfolio of NOx reduction capabilities, which cover the full spectrum from combustion modifications to ASCR™ systems, and we anticipate receiving future orders as a result of this new Policy.”
     Mr. Bailey added, “On July 6, the EPA finalized a rule replacing the remanded Clean Air Interstate Rule (CAIR). This much anticipated and new final rule, called the Cross-State Air Pollution Rule (CSAPR), replaces the Clean Air Transport Rule that was the previous EPA proposal to replace CAIR. Among other requirements, the CSAPR focuses on nitrogen oxide (NOx)
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emission reductions, beyond those originally required by CAIR, through additional air pollution control reductions from power plants beginning in January of 2012, with a second phase starting in January 2014. CSAPR has several key features, including the allocation of emission requirements to individual sources directly by EPA, and trading of allowances which are controlled by state-specific emission limits. By 2014, power plants in states common to both the CSAPR and CAIR must now achieve annual SO2 emissions around 1.8 million tons lower and annual NOx emissions around 76,000 tons lower than what would have been achieved at that time under CAIR.”
     Mr. Bailey added, “As a result of the issuance of the CSAPR ruling, we have received numerous calls from existing and new domestic customers regarding planning strategies to meet their NOx compliance needs. Where individual plants are facing allocation shortfalls, especially in states with tight emission limits, utility operators are turning to Fuel Tech to help them meet their requirements in a timely and cost-effective manner.”
     Mr. Bailey continued, “Our FUEL CHEM segment continues to be impacted by sluggish electrical demand and by a number of existing customer plants currently running below expectations, as gas and alternative energy sources run heavier loads. Nevertheless, we are commencing new programs and winning new business as utilities strive to enhance fuel flexibility by adding Powder River Basin and Illinois Basin coals to their fuel mix. As the impetus grows for improving operational energy efficiency and limiting the environmental impact of power production, the FUEL CHEM technology remains at the forefront in meeting the demands of a clean energy marketplace.”
     Mr. Bailey concluded, “We are encouraged about our business prospects and believe that we are well positioned to increase our market share in both the multi-pollutant emissions control and energy efficiency markets. With respect to the balance of 2011, we believe that revenues and profits should exceed 2010 results as APC orders, in particular, increase as a result of more stringent regulations now being implemented in the U.S. and China, along with steady growth in our FUEL CHEM business.”
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Conference Call
     As a reminder, Fuel Tech will host a conference call today, August 8, 2011, at 9:00 AM EDT to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed on the Home page under “Upcoming Events.” The call can also be accessed by dialing 800-299-9630 (domestic) or 617-786-2904 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and using the passcode “24585237.” The replay will be available through September 2, 2011.
About Fuel Tech
     Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
     The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques — such as Low NOx Burners and Over-Fire Air systems — and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), CASCADE™, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 640 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
     The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. The Company has experienced with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
     Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
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     Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.
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FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,647	$30,524
Marketable securities	109	—
Accounts receivable, net of allowance for doubtful accounts of $152 and $82, respectively	21,500	21,175
Inventories	648	807
Deferred income taxes	129	89
Prepaid expenses and other current assets	1,759	1,861

Total current assets	54,792	54,456

Property and equipment, net of accumulated depreciation of $17,406 and $15,767, respectively	14,021	14,384
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $3,658 and $3,203, respectively	5,755	6,050
Deferred income taxes	4,894	5,000
Other assets	2,337	2,262

Total assets	$102,850	$103,203

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$2,321	$2,269
Accounts payable	6,647	7,516
Accrued liabilities:
Employee compensation	1,958	2,863
Income taxes payable	412	1,857
Other accrued liabilities	2,369	3,306

Total current liabilities	13,707	17,811

Other liabilities	1,567	1,482

Total liabilities	15,274	19,293

Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 24,334,515 and 24,213,467 shares issued and outstanding	243	242
Additional paid-in capital	131,153	129,424
Accumulated deficit	(44,306)	(46,075)
Accumulated other comprehensive income	410	243
Nil coupon perpetual loan notes	76	76

Total shareholders’ equity	87,576	83,910

Total liabilities and shareholders’ equity	$102,850	$103,203

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenues	$19,021	$18,902	$41,643	$36,519

Costs and expenses:
Cost of sales	10,553	11,067	22,019	20,567
Selling, general and administrative	7,966	8,018	15,917	15,498
Gain on revaluation of ACT liability	(758)	—	(758)	—
Research and development	315	165	717	311

	18,076	19,250	37,895	36,376

Operating income (loss)	945	(348)	3,748	143

Interest expense	(38)	(33)	(78)	(77)
Interest income	4	1	5	2
Other expense	(155)	(166)	(195)	(258)

Income before income taxes	756	(546)	3,480	(190)

Income tax (expense) benefit	(326)	237	(1,711)	95

Net income (loss)	$430	$(309)	$1,769	$(95)

Net income (loss) per common share:
Basic	$0.02	$(0.01)	$0.07	$(0.00)

Diluted	$0.02	$(0.01)	$0.07	$(0.00)

Weighted-average number of common shares outstanding:
Basic	24,269,000	24,215,000	24,242,000	24,213,000

Diluted	24,909,000	24,215,000	24,900,000	24,213,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30
	2011	2010
Operating Activities
Net income (loss)	$1,769	$(95)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,534	1,626
Amortization	455	443
(Gain) loss on equipment disposals	(2)	6
Gain on revaluation of ACT liability	(758)	—
Deferred income taxes	(253)	(887)
Stock based compensation	1,696	2,569
Bad debt expense	70	2
Changes in operating assets and liabilities:
Accounts receivable	(185)	(4,435)
Inventories	168	5
Prepaid expenses, other current assets and other noncurrent assets	37	32
Accounts payable	(935)	12
Accrued liabilities and other noncurrent liabilities	(2,675)	2,099

Net cash provided by operating activities	921	1,377

Investing Activities
Decrease in restricted cash	—	200
Proceeds from the sale of equipment	2	—
Purchases of property, equipment and patents	(1,242)	(642)

Net cash (used in) investing activities	(1,240)	(442)

Financing Activities
Proceeds from exercise of stock options	313	10
Payments on debt	—	(722)
Redemption of nil coupon loan note	—	(5)

Net cash provided by (used in) financing activities	313	(717)

Effect of exchange rate fluctuations on cash	129	(117)

Net increase in cash and cash equivalents	123	101

Cash and cash equivalents at beginning of period	30,524	20,965

Cash and cash equivalents at end of period	$30,647	$21,066

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(in thousands)

Three months ended	Air Pollution	FUEL CHEM
June 30, 2011	Control Segment	Segment	Other	Total

Revenues from external customers	$9,644	$9,377	$—	$19,021
Cost of sales	5,246	5,307	—	10,553

Gross margin	4,398	4,070	—	8,468
Selling, general and administrative	—	—	7,966	7,966
Research and development	—	—	315	315
Gain from revaluation of ACT liability	—	—	(758)	(758)

Operating income	$4,398	$4,070	$7,523	$945

Three months ended	Air Pollution	FUEL CHEM
June 30, 2010	Control Segment	Segment	Other	Total

Revenues from external customers	$9,291	$9,611	$—	$18,902
Cost of sales	6,046	5,021	—	11,067

Gross margin	3,245	4,590	—	7,835
Selling, general and administrative	—	—	8,018	8,018
Research and development	—	—	165	165

Operating income (loss)	$3,245	$4,590	$8,183	$(348)

Six months ended	Air Pollution	FUEL CHEM
June 30, 2011	Control Segment	Segment	Other	Total

Revenues from external customers	$20,736	$20,907	$—	$41,643
Cost of sales	10,799	11,220	—	22,019

Gross margin	9,937	9,687	—	19,624
Selling, general and administrative	—	—	15,917	15,917
Research and development	—	—	717	717
Gain from revaluation of ACT liability	—	—	(758)	(758)

Operating income	$9,937	$9,687	$15,876	$3,748

Six months ended	Air Pollution	FUEL CHEM
June 30, 2010	Control Segment	Segment	Other	Total

Revenues from external customers	$17,505	$19,014	$—	$36,519
Cost of sales	11,304	9,263	—	20,567

Gross margin	6,201	9,751	—	15,952
Selling, general and administrative	—	—	15,498	15,498
Research and development	—	—	311	311

Operating income	$6,201	$9,751	$15,809	$143

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(in thousands of dollars)

	Three months ended June 30		Six months ended June 30
	2011	2010	2011	2010
Revenues:
United States	$15,529	$14,461	$35,147	$29,502
Foreign	3,492	4,441	6,496	7,017

	$19,021	$18,902	$41,643	$36,519

	June 30,	December 31,
	2011	2010
Assets:
United States	$91,821	$92,485
Foreign	11,029	10,718

	$102,850	$103,203

FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands of dollars)

	Six Months Ended March 31,
	2011	2010
Net income	$1,769	$(95)
Interest expense	78	77
Income tax expense	1,711	(95)
Depreciation expense	1,534	1,626
Amortization expense	455	443

EBITDA	5,547	1,956
Stock compensation expense	1,696	2,569

ADJUSTED EBITDA	$7,243	$4,525

Adjusted EBITDA
     To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income before interest expense, income tax expense, depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
     Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income has been included in the financial table above.